Exhibit 99(a)

ASIAINFO REPORTS 2005 FIRST QUARTER RESULTS AND

ANNOUNCES CEO SUCCESSION

Net Revenue and EPS Exceeds Previously Announced Guidance;

Lenovo-AsiaInfo Revenue Contribution In-Line With Expectations

Steve Zhang Appointed as Chief Executive Officer and

President of AsiaInfo Holdings

BEIJING/SANTA CLARA, Calif. – April 26, 2004 - AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo”) a leading provider of software, solutions and services to telecom operators and enterprises in China, today announced first quarter results for the period ended March 31, 2005 as well as the appointment of Steve Zhang as AsiaInfo’s Chief Executive Officer and President effective today. Mr. Steve Zhang, the CEO of AsiaInfo Technologies, a wholly owned subsidiary of AsiaInfo encompassing the company’s telecom business, replaces Mr. Xingsheng Zhang, AsiaInfo’s CEO since 2003, who has resigned as Chief Executive Officer and President and as a member of the Board of AsiaInfo Holdings.

CEO Succession

James Ding, Chairman of AsiaInfo’s Board of Directors said, “The Board is grateful for Xingsheng’s strategic leadership over the past two years. As a result of Xingsheng’s hard work and vision, today’s AsiaInfo is a truly-customer centric organization focused on providing high quality software and services to customers across multiple industries. We wish Xingsheng all the best in his future career.”

Mr. Ding continued, “Having completed the first phase of AsiaInfo’s strategic transformation, this is the perfect time to hand the reigns over to Steve Zhang. Steve is a dynamic and experienced leader with the perfect background in the IT industry and a firm grasp of AsiaInfo’s goals and challenges. The Board is confident that Steve will create strong value for our shareholders going forward.”

Commenting on his appointment as Chief Executive Officer of AsiaInfo, Steve Zhang said, “I am delighted to be leading AsiaInfo into a new round of profitable growth. AsiaInfo’s business model is solidly aligned with industry trends as Chinese companies across industries focus on optimizing their existing IT systems. I am optimistic about the future and I look forward to capitalizing on the significant opportunities before us.”

Xingsheng Zhang, AsiaInfo’s outgoing Chief Executive Officer said, “Over the past two years AsiaInfo has experienced an important strategic transformation and I am grateful for the trust and support given to me by AsiaInfo’s Board. Today, AsiaInfo has a winning business plan in place and I am confident that Steve is the right person to take the company to the next level.”

Mr. Steve Zhang, who was also appointed to the Board of Directors as Vice Chairman, will continue serving as Chief Executive Officer and President of AsiaInfo Technologies. Steve Zhang has been with AsiaInfo since 1999 and previously held management and technical positions in several successful Silicon Valley companies. His full bio can be found on AsiaInfo’s corporate website.

First Quarter Results

For the first quarter, gross revenues were US$29.4 million, representing a decrease of 8% year-over-year and 9% sequentially. Gross margins, however, increased to 39% from 29% in the year-ago period and from 38% in the previous quarter as a result of reduced hardware passthrough and increased high-margin software revenue.

Exceeding guidance, net revenue (total revenues net of third party hardware cost) for the first quarter increased 54% year-over-year to reach US$23.2 million but was flat sequentially. Lenovo-AsiaInfo contributed 30% to first quarter net revenues, in line with expectations.

Revenue from software products and solutions for the first quarter was US$16 million, representing a 66% year-over-year increase and a slight sequential decrease. Service revenue grew to US$6.8 million, a 51% increase over the corresponding period a year-ago and a 6% increase sequentially. In-line with the company’s strategy of focusing on software, solutions and services, third-party hardware revenue in the quarter fell to US$6.6 million. During the first quarter Lenovo-AsiaInfo contributed 27% to software products and solutions revenue and 39% to service revenue.

Total operating expenses for the quarter were US$10.8 million, an increase of 48% year-over-year and a sequential decrease of 10%. The sequential decrease reflects the smooth integration of Lenovo-AsiaInfo and AsiaInfo’s general and administrative infrastructures and a one-time bad debt collection during the first quarter. At the same time, the company continued to invest in research and development, which grew by 57% over the same period a year ago and 37% over the previous quarter. Lenovo-AsiaInfo contributed 33% to operating expenses in the first quarter.

First quarter operating profit was US$0.8 million, compared with US$2.0 million during the year-ago period and US$0.17 million for the previous quarter. Lenovo-AsiaInfo had an operating loss of US$0.76 million for the quarter, before overhead allocation and after the amortization of acquired intangible assets. This was a result of lower revenue and high sales and marketing expenses from the ongoing promotion of the Lenovo-AsiaInfo brand across its various markets.

Net income for the first quarter was US$1.4 million, or US$0.03 per basic share, compared to US$2.0 million or US$0.04 per basic share for the year-ago period, and US$0.81 million or US$0.02 per basic share, for the previous quarter. Operating cash flow for the quarter was US$4.3 million.

“Driven by strong sales orders in our software business last quarter, we are pleased to have exceeded our revenue guidance for the quarter,” said Mr. Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “We also saw an increase in net income compared with the previous quarter as we realized benefits from the smooth integration of Lenovo-AsiaInfo.”

Steve Zhang continued, "We were also encouraged by the growth of our telecom software business as OpenBOSS version 1.5 continued to gain momentum in the market. We expect to maintain this growth as telecom carriers focus their spending on improving operational efficiencies. Lenovo-AsiaInfo was a strong contributor to our revenue this quarter, meeting our expectations. As China's IT services market maintains its rapid growth, we are confident that Lenovo-AsiaInfo will continue to expand its leading position."

Steve Zhang also noted that AsiaInfo was recently awarded a contract with Guangxi Mobile, a provincial subsidiary of China Mobile, to upgrade the carriers' business operation support systems (BOSS) to AsiaInfo's OpenBOSS version 1.5. AsiaInfo was chosen in a competitive bid on the strength of its innovative excellence and advanced applications.

Second Quarter 2005 Guidance

Reflecting the seasonal slowdown in orders during the first quarter, AsiaInfo expects second quarter net revenue to be US$21 million to 23 million, equivalent to a year-over-year growth of 33% to 46%. Lenovo-AsiaInfo is expected to contribute 30% to net revenue for the quarter. Earnings per basic share is expected to be US$0.01 to 0.02 for the quarter.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of US$)

	Three Months Ended Mar 31		Three Months Ended Dec 31
	2005	2004	2004
Revenues:
Software products and solutions	16,088	9,672	16,210
Service	6,760	4,463	6,383
Third party hardware	6,585	17,846	9,589
Total revenues	29,433	31,981	32,182
Cost of revenues:
Software products and solutions	7,199	3,924	8,097
Service	4,432	1,850	2,855
Third party hardware	6,256	16,954	9,110
Total cost of revenues	17,887	22,728	20,062
Gross Profit	11,546	9,253	12,120

Operating expenses:
Sales and marketing	5,166	2,613	6,487
General and administrative	1,979	2,469	2,726
Research and development	3,178	2,022	2,314
Amortization of acquired intangible assets	427	178	427
Total operating expenses	10,750	7,282	11,954
Income (Loss) from operations	796	1,971	166

Other income (expenses):
Interest income	808	352	734
Gain(loss) from disposal of investment	-3	—	23
Other expense, net	11	-21	—
Total other income, (expenses) net	816	331	757

Income (Loss) before income taxes, minority interests and equity in loss of affiliate	1,612	2,302	923
Income tax expense (benefit)	242	288	115
Equity in loss of affiliate	—	-38	—
Net income (loss)	1,370	1,976	808

Net income (loss) per share:
Basic	0.03	0.04	0.02
Diluted	0.03	0.04	0.02
Shares used in computation:
Basic	45,263,122	45,301,278	46,226,585
Diluted	51,820,603	47,354,713	52,801,458

Segment information
Total revenues net of third party hardware cost	23,177	15,027	23,072
Total cost of sales net of third party hardware cost	11,631	5,774	10,952

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In US$)

	Mar 31, 2005	Dec 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	93,741,350	94,156,028
Restricted cash	15,662,300	15,624,501
Short term investments	49,674,316	56,949,139
Notes receivable	2,374,255	6,481,841

Accounts receivable, trade (net of allowances of 2,822,802 and 3,561,712 at Mar 31, 2005 and Dec 31, 2004 respectively)	59,130,747	58,351,846

Inventories	7,731,380	7,932,283
Other current assets	9,501,317	9,708,311
Total current assets	237,815,665	249,203,949

Property, plant, and equipment-net	2,439,622	1,894,285
Other assets	44,936,006	45,490,282
Total Assets	285,191,293	296,588,516

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Notes payable	5,511,024	5,719,823
Accounts payable	15,072,654	16,792,595
Accrued employee benefit	8,730,465	7,060,658
Deferred revenue	14,892,395	15,380,562
Income taxes payable	1,973,328	1,822,478
Other taxes payable	279,218	1,367,078
Other current liabilities	47,637,969	46,653,773
Total current liabilities	94,097,053	94,796,967
Total liabilities	94,097,053	94,796,967

Stockholders’ equity:
Common stock, 100,000,000 shares authorized; 0.01 par value, shares issued Mar 31, 2005, 46,488,762, Dec 31, 2004, 46,473,522, shares issued and outstanding: Mar 31, 2005, 43,956,881, Dec 31, 2004, 46,314,706	464,888	464,735
Additional paid-in capital	211,449,215	211,394,171
Treasury stock	(12,705,074)	(867,734)
(Accumulated deficit) Retained earnings	(7,847,986)	(9,218,250)
Accumulated other comprehensive income	(266,803)	18,627
Total Stockholders’ Equity	191,094,240	201,791,549
Total Liabilities and Stockholders’ Equity	285,191,293	296,588,516

First Quarter 2005 Conference Call

AsiaInfo will host a conference call to discuss first quarter earnings at 5:00pm Pacific Time/8:00pm Eastern Time today (Beijing/Hong Kong time: April 27, 2005 at 8:00am). The management team will be on the call to discuss yearly and quarterly results and highlights, and answer any questions. The dial-in number for the call is 1-719-457-2679. A replay will be available by dialing 888-203-1112 for US callers or 1-719-457-0820 for international callers with a personal identification number (PIN) of 6451919 between 8:00pm Pacific Time on April 26, 2005 until 8:00pm Pacific Time on May 6, 2005. Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains a presentation of AsiaInfo's net revenue, which represents revenue net of hardware costs that are passed through to our customers. Under applicable U.S. securities regulations, net revenue is considered a "Non-GAAP financial measure". We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Pursuant to relevant regulatory requirements, we are providing in this release the following reconciliation of the Non-GAAP financial measure (Net Revenue) to the most directly comparable GAAP financial measure (Revenues).

	2005 Q1	2004 Q4	2004 Q1
	(in thousands of US dollars)
Net Revenue	23,177	23,072	15,027
Third Party Hardware Costs	6,256	9,110	16,954
Revenues	29,433	32,182	31,981

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of enterprise solutions including security products and services, management consulting, e-HR and business intelligence, e-government and financial solutions to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of April 26, 2005. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

China Contacts:

Christina Splinder

Ogilvy Public Relations Worldwide

Christina.Splinder@ogilvy.com

8610-8520-6550

Philip Lisio

Ogilvy Public Relations Worldwide

Philip.Lisio@ogilvy.com

8610-8520-6505

AsiaInfo Investor Relations

ir@asiainfo.com